Exhibit (h)(12)(ii)

SCHEDULE A

TO ACCESS ONE TRUST AMENDED EXPENSE LIMITATION AGREEMENT

PUBLIC FUNDS

Effective February 28, 2015 – February 29, 2016

	Expense Limit
Fund Name	Investor Class	Service Class
Access Flex High Yield Fund	1.95%	2.95%
Access Flex Bear High Yield Fund	1.78%	2.78%

PROFUND ADVISORS LLC, a Maryland limited liability company		ACCESS ONE TRUST, a Delaware statutory trust

By:	/s/ Michael Sapir	By:	/s/ Todd B. Johnson
	Michael L. Sapir Chief Executive Officer		Todd B. Johnson President

SCHEDULE B

VP FUNDS

Effective May 1, 2015 – April 30, 2016

Fund Name	Expense Limit
Access VP High Yield Fund	1.68%

PROFUND ADVISORS LLC, a Maryland limited liability company		ACCESS ONE TRUST, a Delaware statutory trust

By:	/s/ Michael Sapir	By:	/s/ Todd B. Johnson
	Michael L. Sapir Chief Executive Officer		Todd B. Johnson President